Exhibit 99.2

2017 third quarter results	August 8, 2017
Prepared remarks
1

Prepared Remarks

Nuance Third Quarter Fiscal 2017
Nuance is providing these prepared remarks, in combination with its press release, to allow shareholders and analysts additional time and detail for analyzing our results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

The conference call will begin at 5:00 p.m. ET today and will include only brief opening comments followed by questions and answers. To access the live broadcast, please visit the Investor Relations section of Nuance’s website at http://investors.nuance.com. The call can also be heard by dialing 800-230-1092 or 612-234-9959 at least five minutes prior to the call and referencing code 426362. A replay will be available within 24 hours of the announcement by dialing 800-475-6701 or 320-365-3844 and using the access code 426362.

Please see the section, “Discussion of Non-GAAP Financial Measures,” later in this document for more details on our non-GAAP financial measures.

Summary of Business and Financial Trends
We saw strong execution across our divisions in the third quarter, absent the June 27, 2017 malware incident, driven by net new bookings, recurring revenue, and cash flow from operations. This performance was led by continued strength in our Enterprise omni-channel offerings, Dragon Medical cloud solution, voice biometrics solutions, and our automotive business. We remain confident that the positive trends of the past four quarters will provide the foundation for sustainable long-term organic growth in fiscal 2018 after the majority of the malware incident effects are behind us.

As Reported Q3 17 Results
We reported GAAP revenue of $486.2 million for the third quarter, compared to $477.9 million a year ago. Third quarter non‑GAAP revenue was $495.6 million, which includes revenue lost to accounting treatment in conjunction with acquisitions, compared to $484.9 million in the third quarter of fiscal 2016. Total recurring revenue for the third quarter represented 73% of total GAAP revenue. On a non-GAAP basis, total recurring revenue represented 73% of- total non-GAAP revenue, compared to 71% a year ago. We reported net new bookings for the third quarter of $438.5 million, up 21% from $362.9 million a year ago.

We reported GAAP net loss of $(27.8) million for the third quarter, or $(0.10) per share, compared to GAAP net loss of $(11.8) million, or $(0.04) per share, in the third quarter of fiscal 2016. Non-GAAP net income was $79.2 million, or $0.27 per diluted share, down from non-GAAP net income of $83.3 million, or $0.30 per diluted share, in the third quarter of fiscal 2016. Our GAAP operating margin for the quarter was 2.9%, down from 6.0% in the third quarter of fiscal 2016. Third quarter non‑GAAP operating margin was 27.0%, down from 27.2% in the third quarter of fiscal 2016. Cash flow from operations was $132.0 million in the third quarter of fiscal 2017, up from $125.9 million in the third quarter of fiscal 2016.

Pro Forma Q3 17 Results
To aid the investment community in assessing the impact of the malware incident, we are providing certain commentary and financial metrics on a pro forma basis as if the malware incident had not occurred, as shown below:

•	Net new bookings in the quarter of $448.7 million, up 24% compared to Q3 16;

•	Organic non-GAAP revenue growth of 2% on a year-over-year basis;

•	GAAP revenue of $501.6 million and non-GAAP revenue of $511.0 million;

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2017 third quarter results	August 8, 2017
Prepared remarks
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•	Recurring revenue at 73% of total GAAP and non-GAAP revenue, an increase of 200 basis points from Q3 16;

•	GAAP operating margin of 6.3% and non-GAAP operating margin of 28.9%;

•	GAAP diluted EPS of $(0.04) and non-GAAP diluted EPS of $0.30; under our new effective tax methodology; and,

•	Cash Flow from Operations (CFFO) for Q3 17 of $132.0 million, with CFFO representing 151% of non-GAAP net income, under our new effective tax methodology.

We delivered strong net new bookings on a pro forma basis driven by our growth businesses, specifically Enterprise, where we had significant wins, including a record voice biometrics deal with a large global financial institution. Additionally, we saw strength in our Enterprise omni-channel offerings, Dragon Medical cloud, and automotive.

On a pro forma basis, Q3 17 was our second consecutive quarter of organic non-GAAP revenue growth, reflecting strength in Enterprise omni-channel, automotive, and Dragon Medical cloud. Also, on a pro forma basis we met our GAAP and non-GAAP revenue guidance ranges, and both metrics were up 5% on a year-over-year basis as Q3 17 marked the first quarter where Dragon Medical cloud growth outpaced HIM transcription declines.

We remained on target for our FY 17 margin goal, on a pro forma basis, with an increase in operating margins, as a result of increased revenues while maintaining our cost discipline. Additionally, on a pro forma basis we met the high end of our GAAP and non-GAAP EPS guidance ranges and were flat on a year-over-year basis.

Table: As Reported, Incident Impact, and Pro Forma

	Q3 2017 As reported	Q3 2017 Incident Impact*	Q3 2017 Pro Forma
Net new bookings	$438.5	$(10.2)	$448.7
Estimated 3-Year Value of Total On-Demand Contracts	$2,359.5	$(240.2)	$2,599.7
GAAP revenue	$486.2	$(15.4)	$501.6
GAAP Recurring revenue % of revenue	73%		73%
GAAP gross margin	55.5%	(1.1)%	56.6%
GAAP operating margin	2.9%	(3.4)%	6.3%
GAAP EPS	$(0.10)	$(0.06)	$(0.04)
Non-GAAP revenue	$495.6	$(15.4)	$511.0
Non-GAAP Recurring revenue % of revenue	73%		73%
Non-GAAP gross margin	61.5%	(0.8)%	62.3%
Non-GAAP operating margin	27.0%	(1.9)%	28.9%
Non-GAAP EPS	$0.27	$(0.03)	$0.30
CFFO as a % of Non-GAAP Net Income	167%	16%	151%

*Represents the incident impact included in our as reported results

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2017 third quarter results	August 8, 2017
Prepared remarks
3

Key Financial Results for Third Quarter 2017

The following discussion shows key financial results on an as reported basis. These results include the impact of the malware incident.

Net New Bookings

•
We delivered net new bookings in Q3 17 of $438.5 million, up 21% year-over-year. This growth was led by Enterprise, which had its best quarter since we began reporting net new bookings, and specifically by our voice biometrics and omni-channel offerings. Additionally, we continued to see strong bookings for our Dragon Medical cloud solution and automotive business.

Table: Net New Bookings

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016	Q1 2017	Q2 2017	Q3 2017
Net New Bookings (in millions)	$308.7	$313.7	$362.9	$516.9	$1,502.3	$380.3	$410.4	$438.5

Revenue

•
In Q3 17, we achieved GAAP revenue of $486.2 million, up 2% from a year ago. Non-GAAP revenue was $495.6 million, up 2% from a year ago, and down 1% on an organic basis. Our year-over-year performance reflects growth across offerings in our Enterprise segment, Dragon Medical cloud, automotive, mobile operator services, and core Imaging. These areas of growth were offset by continued declines in HIM transcription related to expected levels of erosion, as well as lower revenues due to the malware incident.

Transition to Recurring Revenue

•
In Q3 17, GAAP recurring revenue was $354.5 million, compared to $339.7 million a year ago. Non-GAAP recurring revenue was $363.2 million compared to $345.0 million a year ago. GAAP and non-GAAP recurring revenue increased to 73% in Q3 17 compared to 71% in Q3 16.

Table: Non-GAAP Revenue by Type and as % of Total Non-GAAP Revenue*

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016	Q1 2017	Q2 2017	Q3 2017
Hosting	$179.7	$187.1	$183.2	$189.3	$739.2	$195.6	$204.8	$192.5
% of Revenue	36%	38%	38%	37%	37%	39%	40%	39%
Maintenance and Support	$80.2	$80.0	$82.5	$82.0	$324.7	$82.7	$82.0	$80.7
% of Revenue	16%	16%	17%	16%	16%	17%	16%	16%
Perpetual Product and Licensing	$117.2	$90.2	$82.3	$100.5	$390.2	$79.3	$77.0	$74.4
% of Revenue	24%	19%	17%	20%	20%	16%	15%	15%
Recurring Product and Licensing	$67.9	$74.1	$75.3	$81.7	$299.1	$78.2	$90.6	$85.8
% of Revenue	14%	15%	16%	16%	15%	16%	18%	17%
Professional Services	$50.0	$55.9	$61.5	$58.9	$226.3	$60.3	$56.7	$62.2
% of Revenue	10%	11%	13%	11%	11%	12%	11%	13%
Total revenue	$494.9	$487.4	$484.9	$512.4	$1,979.6	$496.0	$511.1	$495.6
Total Recurring Revenue *	$332.5	$345.8	$345.0	$357.1	$1,380.3	$360.5	$381.7	$363.2
% of Revenue	67%	71%	71%	70%	70%	73%	75%	73%

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2017 third quarter results	August 8, 2017
Prepared remarks
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* Total non-GAAP recurring revenue is the sum of recurring product and licensing, hosting, and maintenance and support revenue as well as the portion of non-GAAP professional services revenue delivered under ongoing subscription contracts. Non-GAAP recurring product and licensing revenue comprises term-based and ratable licenses as well as revenue from royalty arrangements.

•
At the end of the quarter, the Estimated 3-Year Value of Total On-Demand Contracts was $2,359.5 million, up from $2,161.1 million a year ago. The sequential quarterly decline from Q2 17 to Q3 17 of $208.8 million was primarily driven by the $200.1 million estimated decline of 3 year HIM transcription revenue expectations resulting primarily from the malware incident, offset by growth in Dragon Medical cloud expectations.

Table: Estimated On-Demand Contract Values

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017
Estimated 3-Year Value of Total On-Demand Contracts (in millions)	$2,245.3	$2,161.3	$2,161.1	$2,430.0	$2,499.4	$2,568.3	$2,359.5

Gross Margin

•
GAAP gross margin in Q3 17 was 55.5%, a decrease of 100 basis points year-over-year. Q3 17 non-GAAP gross margin was 61.5%, a decrease of 50 basis points year-over-year. The reductions in both GAAP and non-GAAP gross margins were a result of the lost revenues from the malware incident.

Operating Expenses and Operating Margin

•
Q3 17 GAAP operating expenses were $255.7 million, compared to $241.3 million a year ago. GAAP operating margin was 2.9%, a decrease of 310 basis points year-over-year. Q3 17 non-GAAP operating expenses were $170.9 million, compared to $168.8 million a year ago. Q3 17 non-GAAP operating margin was 27.0%, a decrease of 20 basis points year-over-year as a result of the lost revenues from the malware incident.

Interest Expense

•
GAAP net interest expense was $38.5 million in Q3 17, up $6.3 million year-over-year. Non-GAAP net cash interest expense was $22.3 million in Q3 17, up $3.0 million year-over-year. The increase in non-GAAP net cash interest expense in Q3 17 is primarily a result of capital market activities, including the issuance in December 2016 of $500 million in senior 5.625% notes and the issuance in March 2017 of $350 million in 1.25% convertible notes, offset by the impact of the retirement of $600 million of our high-yield 5.375% bonds in January 2017.

Provision for Income Taxes

•	Q3 17 GAAP provision for income taxes was $2.6 million, compared to $7.8 million a year ago.

•
Q3 17 non-GAAP provision for income taxes was $31.3 million, compared to $29.6 million a year ago. The non-GAAP tax rate under the new method was 28.4% in Q3 17, compared to 26.2% a year ago. The increase in the non-GAAP income tax rate on a year-over-year basis was mainly due to the higher level of pre-tax income being generated in the United States.

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2017 third quarter results	August 8, 2017
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Earnings Performance

•	GAAP EPS in Q3 17 was $(0.10) per share, compared to $(0.04) a year ago. In Q3 17, non-GAAP EPS was $0.27, down $0.03 from a year ago as a result of the lost revenues due to the malware incident.

•	During Q3 17, we did not repurchase any shares of our common stock. As of June 30, 2017, we had approximately $193.4 million remaining under the Board’s repurchase program authorization.

Cash Flow from Operations (CFFO)

•	Q3 17 CFFO was $132.0 million, an increase of 5% year over year. CFFO as a percent of non-GAAP net income was 167% in Q3 17.

Table: Operating Cash Flow

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016	Q1 2017	Q2 2017	Q3 2017
Cash Flow from Operations (in millions)	$141.1	$159.9	$125.9	$138.9	$565.8	$124.9	$125.4	$132.0

•
As of June 30, 2017, our balance of cash, cash equivalents and marketable securities was $901.1 million, an increase from $831.2 million at March 31, 2017. This increase was driven from cash flows from operations during the quarter partially offset by $54 million of cash outflows from investing activities during the quarter.

Days Sales Outstanding (DSO)

•	In Q3 17, DSO was 66 days, down two days compared to a year ago.

Table: Days Sales Outstanding (DSO)

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017
Days Sales Outstanding	69	68	68	67	71	69	66

Deferred Revenue

•
We ended Q3 17 with deferred revenue of $798.7 million, up 9.5% from a year ago. This growth was primarily driven by our hosting solutions, most notably for our automotive connected services in our Mobile Segment.

Table: Total Deferred Revenue

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017
Total Deferred Revenue (in millions)	$732.7	$748.5	$729.1	$736.1	$802.5	$802.4	$798.7

Segment Discussions

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2017 third quarter results	August 8, 2017
Prepared remarks
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The following segment discussions include financial results on an as reported basis unless noted as otherwise in the text.

Healthcare
In our Healthcare segment, we continued to generate solid net new bookings in the quarter for our Dragon Medical cloud offering. Segment revenue was $232.6 million, down approximately 3% on a year-over-year basis. We estimate that segment revenue was negatively affected by approximately $11.0 million in Q3, and absent the malware incident would have been up modestly year-over-year and flat on an organic year-over-year basis. Excluding our estimated effects of the malware incident, we believe that Q3 17 would have been the first quarter that growth in Dragon Medical cloud would have outpaced the decline from our HIM transcription business. Segment margin was 30%, down 210 basis points over the same period last year. We estimate that the malware incident negatively affected our segment margin by approximately 290 basis points and, absent the incident, segment margin would have been up approximately 80 basis points driven by strength in clinical documentation hosting margins and reduced operating expenses.

Highlights for Healthcare include:

•	Q3 was another strong quarter for net new bookings driven by clinical documentation offerings;

•
We saw continued demand for our integrated Healthcare offerings as notable accounts, such as HSHS, BayCare, University of Maryland, and Cedars-Sinai, expanded their investments in our solution portfolio;

•	We expanded our international presence with an EHR partner-driven win with a France-based healthcare institution for our clinical documentation solutions;

•
We generated strong bookings for our Clintegrity offerings as healthcare insitutions expand and standardize their regulatory and performance analytics reporting capabilities on our Quality Solutions technology; and,

•
We experienced positive momentum for our diagnostics solutions with key wins in Q3, including Desert Radiology and Good Shepherd Health System, as radiologists adopt our solutions that streamline workflows and increase productivity.

Table: Healthcare Lines

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017
Annualized line run-rate in healthcare on-demand business (in billions)	5.140	5.130	5.003	4.785	4.651	4.743	4.345

Enterprise
Enterprise recorded its sixth consecutive quarter of year-over-year organic revenue growth with segment revenue of $112.1 million, up 18% year-over-year and up 6% on an organic year-over-year basis. We estimate that the malware incident negatively affected segment revenue by approximately $0.6 million in Q3. Segment margin was 31%, a decrease of 190 basis points from a year ago due to growth in cloud services revenue at lower gross margins. The malware incident did not have a material effect on our segment margin.

Highlights for Enterprise include:

•	We drove strength across many of our businesses with marquee wins, such as Commonwealth Bank of Australia, Telstra, Kotak Bank, Entergy, and New York Life;

•
We continued momentum for our security and biometrics offerings with a record net new bookings contract signed with a large global financial institution, as well as additional design wins with Leadway Assurance and Union National Bank and an expansion of our strategic relationship with HSBC;

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2017 third quarter results	August 8, 2017
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•
We delivered double digit organic growth for our omni-channel cloud offerings, specifically digital virtual and live chat, driven by increasing demand for automated customer engagement solutions at large enterprises worldwide, including notable Q3 wins, such as AT&T, Esurance, and Deutsche Telekom;

•
We saw increased demand for our Nuance Transcription Engine services as we secured wins, such as Direct Energie, as customers select our solutions to accurately and quickly transform significant volumes of recorded audio into actionable insights;

•
We were named a strategic Customer Service Platform partner for Apple Business Chat Services (BCS), which integrates our digital virtual and live chat solutions with Apple Messages, and we have started pilots of this solution with some of our strategic customers;

•	We introduced Nina for Amazon Alexa, the first Enterprise Virtual Assistant for the Smart Home;

•	We delivered strong bookings with key channel partners, powered by growing demand for our customer engagement portfolio; and,

•	Forrester Research ranked our Nina offering the number one digital chatbot and virtual assistant for Enterprise customer service.

Mobile
Our Mobile segment continued its organic revenue growth trend in Q3, driven by automotive and devices. Segment revenue was $101.5 million in Q3 up 11% year-over-year and up 7% on an organic year-over-year basis. We estimate that the malware incident negatively affected segment revenue by approximately $0.2 million in Q3. Segment margin was 41%, an increase of 700 basis points from a year ago driven by improved cloud margins and lower research and development expenses. The malware incident did not have a material effect on our segment margin.

Highlights for the segment include:

•
Our automotive business continued to lead the Mobile segment, with net new bookings owing to strategic design wins from Harman, Opel, Delphi, Bosch, and BMW as our customers continue to integrate our hybrid embedded-connected automotive AI platform, Dragon Drive, as part of their core Human Machine Interface (HMI) experience;

•
We expanded our telecommunications and mobile service operator business globally, including wins from Oi, Vivo, VMS, Claro, Vonage, Sasktel, and Optus, as we empower service providers with voice, artificial intelligence, and data analytics capabilities to drive subscriber marketing and engagement;

•	We experienced continued adoption of our Dragon TV and Smart Home offerings, extending further across Europe, with Q3 wins including Turkish TV manufacturer, Arcelik;

•	We secured emerging and IoT wins with major Chinese and Japanese OEMs to bring conversational experiences to mobile and emerging Smart Home devices; and,

•	We increased recurring revenue across the business, led by product and licensing revenue in our automotive business.

Imaging
Our Imaging business segment revenue was $49.4 million, down 13% on a year-over-year basis, due to lower MFP revenue and the business disruption from the malware incident. We estimate that the malware incident negatively affected segment revenue by approximately $3.6 million in Q3. Absent the malware incident, our Imaging business would have been down approximately 7% year-over-year in the third quarter of fiscal 2017. The decline was driven by lower MFP revenue as we continue our remediation work with the Imaging sales team. Segment profit margin was 34% in Q3 17, down 190 basis points from Q3 of last year. We estimate that the malware incident negatively affected our segment margins by approximately 350 basis points, and absent the malware incident, we would have experienced an increase of 160 basis points in segment margin relative to Q3 of last year due to reduced operating expenses.

Highlights for the segment include:

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2017 third quarter results	August 8, 2017
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•	We achieved sequential improvement in net new bookings, bolstered by a new strategic agreement with a major MFP supplier and notable wins for our print and capture solutions, and,

•	We were named leading print management vendor by IDC for the third consecutive year.

Table: Non-GAAP Revenue by Segment

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016	Q1 2017	Q2 2017	Q3 2017
Healthcare	$248.1	$244.4	$241.0	$239.8	$973.3	$239.2	$238.5	$232.6
Yr/yr. Organic Growth	1%	2%	(5)%	(11)%	(4)%	(6)%	(5)%	(5)%
Mobile	$96.4	$91.8	$91.8	$97.2	$377.3	$91.8	$100.2	$101.5
Yr/yr. Organic Growth	(0)%	(16)%	(4)%	(9)%	(8)%	(5)%	8%	7%
Enterprise	$88.8	$94.4	$95.2	$109.0	$387.5	$112.9	$119.4	$112.1
Yr/yr. Organic Growth	(2)%	13%	10%	16%	9%	15%	14%	6%
Imaging	$61.6	$56.7	$56.8	$66.4	$241.6	$52.1	$53.0	$49.4
Yr/yr. Organic Growth	3%	(5)%	1%	7%	2%	(15)%	(7)%	(13)%
Total revenue	$494.9	$487.4	$484.9	$512.4	$1,979.6	$496.0	$511.1	$495.6
Yr/yr. Organic Growth	0%	(1)%	(1)%	(4)%	(1)%	(3)%	1%	(1)%
Yr/yr. Constant Currency Organic Growth						(3)%	1%	(1)%

Table: Non-GAAP Segment Profit

	Q1 2016	Q2 2016	Q3 2016	Q4 2016	FY 2016	Q1 2017	Q2 2017	Q3 2017
Healthcare	$81.2	$78.4	$78.1	$75.7	$313.5	$78.6	$83.3	$70.5
Segment Profit as % of Segment Revenue	33%	32%	32%	32%	32%	33%	35%	30%
Mobile	$33.8	$33.4	$31.0	$35.2	$133.4	$33.5	$40.4	$41.4
Segment Profit as % of Segment Revenue	35%	36%	34%	36%	35%	36%	40%	41%
Enterprise	$26.2	$34.1	$31.1	$38.6	$130.0	$32.0	$41.8	$34.4
Segment Profit as % of Segment Revenue	30%	36%	33%	35%	34%	28%	35%	31%
Imaging	$27.0	$22.2	$20.6	$31.0	$100.8	$17.6	$18.5	$16.9
Segment Profit as % of Segment Revenue	44%	39%	36%	47%	42%	34%	35%	34%
Total segment profit	$168.2	$168.1	$160.8	$180.6	$677.6	$161.6	$184.0	$163.2
Total segment profit as % of total segment revenue	34%	34%	33%	35%	34%	33%	36%	33%

Malware Incident Update

As previously reported, on June 27, 2017, Nuance was victim of the sophisticated NotPetya malware incident that affected thousands of companies globally. The malware affected certain Nuance systems, including systems used by our healthcare customers, primarily for transcription services, as well as systems used by our Imaging division to receive and process orders. Importantly, no customer data was altered, lost, or removed by the malware and no Nuance software products were altered by the malware.

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Since the incident, we have enhanced our security against similar future incidents, including hardening the security configurations of endpoints, deploying advanced endpoint prevention and detection software, and enhancing network security measures. We are upgrading our network architecture and IT policies as part of these recovery efforts to ensure we emerge from this incident with a safer and more secure operating environment.
In addition, we have made rapid progress in our restoration efforts for customer-facing systems. In Healthcare, our team has systematically brought hospitals back online and as of today has restored functionality for substantially all of our clients for our flagship eScription LH transcription platform. Within Imaging, our licensing and activation systems for customers and partners were restored in July. As referenced in earlier disclosures, the effect on our Mobile and Enterprise was immaterial.
While we have continued to make significant progress bringing our transcription customers back online through July and into August, the period of down time coupled with certain other impacts to revenue related to the malware incident will have a material effect on our revenue in the fourth quarter of fiscal 2017. There will be continued impacts to fiscal 2018 transcription revenues, as discussed below. In addition, we expect to incur material expenses related to remediation and restoration efforts in both the fourth quarter of fiscal 2017 and into fiscal 2018.

Guidance and Outlook

In the fourth quarter and fiscal year of 2017, we expect a continuation of the positive market trends we have experienced in recent quarters. Prior to the malware incident, we were on track for a strong fourth quarter in line with our previous guidance. As a result of the malware incident, we expect a material financial impact within the fourth quarter of fiscal 2017, which will also have impacts continuing into fiscal 2018, due to the business disruption, particularly in our HIM transcription business, as well as the associated costs related to restoring and enhancing our security environment.

Our pipeline coverage remains strong as we continue to outperform our expectations, giving us confidence to narrow our net new bookings growth guidance range for FY 17 from between 6% and 10% to between 8% and 10%. We expect FY 17 performance to continue to be driven by Dragon Medical cloud, automotive, mobile operator services and Enterprise solutions, including omni-channel and voice biometrics.

Growth in these businesses will be offset by the effects of the malware incident, specifically lost production time in our HIM transcription business, as well as estimated customer-related credits. We also expect less significant impacts to revenue in our other business segments due to delayed delivery on previously expected product launches and customer deliverables. As a result of the incident, we are revising our full fiscal year 2017 GAAP revenue guidance range to $1,906 million to $1,936 million and non-GAAP revenue guidance range to $1,945 million to $1,975 million, which represents a reduction of $90 million from the midpoint of our May 2017 guidance range.

For reference, we estimate that, had the malware incident not occurred, FY 17 GAAP revenues on a pro forma basis would have been between $1,996 million and $2,016 million and non-GAAP revenues on a pro forma basis would have been between $2,035 million and $2,055 million.

We are also revising our organic revenue growth target from approximately 1% to (4)% as a consequence of the malware incident. The impact will be primarily related to our HIM transcription business as we reactivate customers during the quarter.

We are now targeting a gross margin of approximately 62% and an operating margin in the range of 25% to 26% for FY 17. This revised guidance accounts for lower revenues due to the malware incident as noted above, along with increased costs for enhanced security measures.

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2017 third quarter results	August 8, 2017
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Similarly, for EPS we are revising our GAAP range to $(0.64) to $(0.55) and non-GAAP range to $0.96 to $1.03, which represents a reduction of $0.16 to our previous May 2017 midpoint guidance. We estimate FY 17 GAAP earnings per share on a pro forma basis would have been $(0.33) to $(0.27) and non-GAAP earnings per share on a pro forma basis would have been $1.13 to $1.18.

As compared to our recent trends, CFFO will be materially reduced in the fourth quarter due to the malware incident.  This is due to lost HIM transcription production in June, July, and August of 2017, which has resulted in delayed collections and lost billings, and therefore lower revenue and collections, in the quarter.  In addition, we expect to provide credits to certain customers during the fourth quarter to resolve issues related to the malware incident. Lastly, the significant and incremental costs we have incurred and expect to incur in Q4 17 related to the incident will largely be paid during the fourth quarter.
We continue to focus on making progress on our recurring revenue model transitions and as a result of the malware incident, which impacted our most significant declining business, HIM transcription, we are seeing a faster transition to our Dragon Medical cloud offering.

After taking these factors into account, we expect the following for the fourth quarter fiscal 2017 (in millions, except for share amounts):

		Low			High
Q4 2017	Guidance	Incident impact	Pro Forma	Guidance	Incident impact	Pro Forma
GAAP revenue	$433.0	$75.0	$508.0	$463.0	$65.0	$528.0
Non-GAAP revenue	$442.0	$75.0	$517.0	$472.0	$65.0	$537.0
GAAP EPS	$(0.35)	$0.26	$(0.09)	$(0.26)	$0.23	$(0.03)
Non-GAAP EPS	$0.12	$0.14	$0.26	$0.19	$0.12	$0.31

For the full year fiscal 2017 (in millions, except for share amounts):

		Low			High
2017	Guidance	Incident impact	Pro Forma	Guidance	Incident impact	Pro Forma
GAAP revenue	$1,906.0	$90.0	$1,996.0	$1,936.0	$80.0	$2,016.0
Non-GAAP revenue	$1,945.0	$90.0	$2,035.0	$1,975.0	$80.0	$2,055.0
GAAP EPS	$(0.64)	$0.31	$(0.33)	$(0.55)	$0.28	$(0.27)
Non-GAAP EPS	$0.96	$0.17	$1.13	$1.03	$0.15	$1.18

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
11

FY 2017 Guidance Other Metrics	Guidance
Net new bookings growth	8% to 10%
Organic non-GAAP revenue growth	~(4)%
Recurring revenue % of revenue	72% to 73%
Non-GAAP gross margin	~62%
Non-GAAP operating margin	25% to 26%
Capital expenditures	$60m to $70m
Net cash interest expense	~$90m
Non-GAAP tax rate	~29%
Net cash taxes	$25m to $27m
Diluted share count	~296m

For fiscal 2018 guidance, we are adjusting our revenue outlook in light of the malware incident and business trends. While we are still evaluating all of the effects, we believe HIM transcription revenues will be reduced by approximately $65 million to $75 million in FY 18. In previous quarters, we have provided a non-GAAP organic revenue growth guidance range for FY 18 of 2% to 4%. After adjusting for the impact from the incident to Healthcare and Imaging revenues and taking into account the other dynamics of our business, we maintain our non-GAAP organic revenue growth rate guidance to be in the range of 2% to 4% in fiscal 2018, reflecting the underlying strength of our business and long-term value creation opportunity.

Previously, we guided that we expected operating margins of 28% to 29% for FY 17, with an additional 50 basis points improvement for FY 18. We also have reminded investors that we are balancing margin expansion with investments to drive additional growth in FY 18 and future years. Prior to the malware incident, we were on track to achieve our FY 17 margin guidance. Commenting on our previous indication for FY 18 operating margin, we note that the reduced FY 18 revenue will carry with it a loss of $25 million in operating profit. In addition, we expect some incremental remediation expenses in FY 18. We intend, though, through our transformation initiatives, to identify accelerated opportunities during FY 18 to capture productivity savings to partially offset the incident impact. We will provide more definitive FY 18 margin guidance in November, as part of our customary annual guidance briefing. But, preliminarily, we believe investors should anticipate operating margins in FY 18 within the range of 27% to 28%.

This ends the prepared conference call remarks.

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Non-GAAP Organic Revenue Growth. Organic revenue growth is calculated by comparing current period non-GAAP revenue to non-GAAP revenue from the corresponding prior-year period. For purposes of this calculation, prior period non-GAAP revenue is adjusted to include revenue from companies acquired by Nuance as if we had owned the acquired businesses in all periods presented. Non-GAAP organic revenue growth on a constant currency basis is calculated using current period non-GAAP revenue for entities reporting in currencies other than United States dollars, excluding United States dollar-denominated transactions recorded in those entities, converted into United States dollars using the average exchange rates from the prior year period rather than the actual exchange rates in effect during the current period.

Bookings. Bookings represent the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value. For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term,

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
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whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimates. The maintenance and support bookings value represents the amounts billed in the period the customer is invoiced. Because of the inherent estimates required to determine bookings and the fact that the actual resultant revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.

Net new bookings. Net new bookings represents the estimated revenue value at the time of contract execution from new contractual arrangements or the estimated revenue value incremental to the portion of value that will be renewed under pre-existing arrangements. Constant currency for net new bookings is calculated using current period net new bookings denominated in currencies other than United States dollars converted into United States dollars using the average exchange rate for those currencies from the prior year period rather than the actual exchange rate in effect during the current period.

Annualized line run-rate in Nuance’s healthcare on-demand business. We determine this run rate using billed equivalent line counts in a given quarter, multiplied by four.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on assumptions used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond three years, we include only the value expected within three years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Segment profit. Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other income (expense), net and certain unallocated corporate expenses.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding future performance and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including but not limited to: fluctuations in demand for our existing and future products; further unanticipated costs resulting from the malware incident including potential costs associated with litigation or governmental investigations that may result from the incident; changes to economic conditions in the United States and internationally; fluctuating currency rates, our ability to control and successfully manage our expenses and cash position; our ability to execute our transformation program to reduce costs and optimize processes; the effects of competition, including pricing pressure; possible quality issues in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the conversion rate of bookings into revenue; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 and in our Quarterly Report on Form 10-Q. We disclaim any

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
13

obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

Discussion of non-GAAP Financial Measures
We utilize a number of different financial measures, both Generally Accepted Accounting Principles (“GAAP”) and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the non-GAAP annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By constant currency organic performance we mean performance excluding the effect of current foreign currency rate fluctuations. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and nine months ended June 30, 2017 and 2016, our management has either included or excluded items in seven general categories, each of which is described below.

Acquisition-related revenue and cost of revenue.
We provide supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from TouchCommerce, Notable Solutions, mCarbon, and Quantim for the three and nine months ended June 30, 2017, that we would have recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that we would have recognized had we not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.

Acquisition-related costs, net.
In recent years, we have completed a number of acquisitions, which result in operating expenses, which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
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14

transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments to be largely unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure, which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs fall into the following categories: (i) transition and integration costs; (ii) professional service fees and expenses; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we expect to incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i)
Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services, including services provided by third parties.

(ii)
Professional service fees and expenses. Professional service fees and expenses include financial advisory, legal, accounting and other outside services in connection with acquisition activities, and disputes and regulatory matters related to acquired entities.

(iii)
Acquisition-related adjustments. Acquisition-related adjustments include items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of acquired intangible assets.
We provide supplemental non-GAAP financial measures, which exclude the amortization of acquired intangible assets. Amortization of acquired intangibles assets is inconsistent in amount and frequency and is significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs associated with IP collaboration agreement.
We entered into IP collaboration agreements with a third party to gain access to the third party's extensive speech recognition and natural language and semantic processing technologies. The contracts had terms ranging between five and six years all ending during or before fiscal year 2016. Depending on the agreement, some or all intellectual property derived from these collaborations is jointly owned by the two parties. We had sole rights to commercialize a majority of the developed intellectual property for periods ranging between two to six years, depending on the agreement. These sole-commercialization rights expired in fiscal year 2016. We consider these

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
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long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity occurring outside of our normal, organic, continuing operating activities. We are therefore presenting supplemental non-GAAP financial measures to show the results excluding these expenses. We do not exclude from our non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Costs associated with the research and development portion of the agreements have been excluded from research and development expense and costs for the marketing exclusivity period are excluded from sales and marketing expense.

Non-cash expenses.
We provide supplementary non-GAAP financial measures relative to the following non-cash expenses: (i) stock-based compensation; and (ii) non-cash interest expense. These items are further discussed as follows:

Stock-based compensation. Stock-based compensation consists primarily of expenses for employee restricted stock and restricted stock unit awards, including awards associated with acquisitions. We evaluate our financial performance both with and without these expenses because they are non-cash, are generally not controllable in the short-term and can vary significantly based on the Company’s stock price, timing, size and nature of awards granted, including the timing and amount of new grants associated with acquisitions. We do not include such expenses in our operating plans. We expect stock-based compensation to continue and may vary significantly in future periods.

Non-cash interest expense. We also exclude non-cash interest expense arising from the accretion of the equity component of our convertible debentures, amortization of deferred debt issuance costs, and accretion of debt discount and debt premium. We evaluate our financial performance both with and without these non-cash interest expenses because the non-cash component often varies significantly from period-to-period based on the timing, term and amount of the debentures. These non-cash expenses will continue in future periods.

Other Expenses.
We provide supplementary non-GAAP financial measures that exclude certain other expenses that arise outside of the ordinary course of continuing operations in order to measure the operating performance of the business both with and without these expenses. By providing this information, we believe management, as well as other users of our financial statements, are better able to understand the financial performance of our continuing operations. Expenses excluded are items such as restructuring and other charges, net, loss on extinguishment of debt, and contributions to the Nuance Foundation which was established to provide grants to educational institutions and other non-profit organizations to advance charitable, scientific, literary or educational purposes. Other items such as consulting and professional services fees related to assessing strategic alternatives and our transformation program, implementation of the new revenue recognition standard (ASC 606), expenses associated with the malware incident and remediation thereof, and gains or losses on non-controlling strategic equity interests, are also excluded.

Non-GAAP Income Tax provision.
Effective Q2 2017, we changed our method of calculating our non-GAAP income tax provision. Under the prior method, we calculated our non-GAAP tax provision using a cash tax method to reflect the estimated amount we expected to pay or receive in taxes related to the period, which is equivalent to our GAAP current tax provision. Under the new method, our non-GAAP income tax provision is determined based on our non-GAAP pre-tax income. The tax effect of each non-GAAP adjustment, if applicable, is computed based on the statutory tax rate of the jurisdiction to which the adjustment relates. Additionally, as our non-GAAP profitability is higher based on the non-GAAP adjustments, we adjust the GAAP tax provision to remove valuation allowances and related effects based on the higher level of reported non-GAAP profitability. We also exclude from our non-GAAP tax provision certain discrete tax items as they occur.

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
16

We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

The non-GAAP information included in this document should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP.

Pro Forma Financial Measures.
The incident related and pro forma measures estimate our expected results for the third quarter ended June 30, 2017 as if the malware incident had not occurred. These pro forma amounts rely on as reported results through the date of the malware incident and then include our projected performance for the remaining days of the quarter based on our anticipated run rate and management’s best estimate of business operations had the malware incident had not occurred. These pro forma measures are being provided for the purpose of permitting users of our financial statements to understand our estimates of the effects of the malware incident on our continuing operations. These pro forma measures should not be considered as a substitute for our actual GAAP financial statements in assessing the overall health of the business during the three months ended June 30, 2017.

Financial Tables Follow

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
17

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2017	2016	2017	2016

Revenues:
Professional services and hosting	$251,488	$242,331	$763,595	$709,662
Product and licensing	154,228	153,015	465,238	490,687
Maintenance and support	80,505	82,505	244,619	242,350
Total revenues	486,221	477,851	1,473,452	1,442,699

Cost of revenues:
Professional services and hosting	169,439	158,412	498,501	466,383
Product and licensing	17,637	20,785	54,805	65,020
Maintenance and support	13,410	13,574	40,248	40,496
Amortization of intangible assets	15,727	15,107	48,487	47,077
Total cost of revenues	216,213	207,878	642,041	618,976

Gross profit	270,008	269,973	831,411	823,723

Operating expenses:
Research and development	66,565	67,761	199,119	205,512
Sales and marketing	97,011	96,012	292,201	289,439
General and administrative	42,329	40,328	123,637	126,769
Amortization of intangible assets	29,160	26,748	84,931	80,229
Acquisition-related costs, net	7,646	4,721	22,051	8,426
Restructuring and other charges, net	13,035	5,717	39,649	20,257
Total operating expenses	255,746	241,287	761,588	730,632

Income from operations	14,262	28,686	69,823	93,091
Other expense, net	(39,489)	(32,661)	(133,292)	(99,165)
Loss before income taxes	(25,227)	(3,975)	(63,469)	(6,074)
Provision for income taxes	2,609	7,846	22,103	24,858
Net loss	$(27,836)	$(11,821)	$(85,572)	$(30,932)

Net loss per share:
Basic	$(0.10)	$(0.04)	$(0.30)	$(0.10)
Diluted	$(0.10)	$(0.04)	$(0.30)	$(0.10)

Weighted average common shares outstanding:
Basic	287,856	279,373	289,269	295,319
Diluted	287,856	279,373	289,269	295,319

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
18

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
Unaudited

	June 30, 2017	September 30, 2016

ASSETS
Current assets:
Cash and cash equivalents	$693,594	$481,620
Marketable securities	175,615	98,840
Accounts receivable, net	359,497	380,004
Prepaid expenses and other current assets	90,794	78,126
Total current assets	1,319,500	1,038,590

Marketable securities	31,926	27,632
Land, building and equipment, net	161,826	185,169
Goodwill	3,578,689	3,508,879
Intangible assets, net	708,077	762,220
Other assets	137,475	138,980
Total assets	$5,937,493	$5,661,470

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$371,321	$—
Contingent and deferred acquisition payments	31,561	9,468
Accounts payable and accrued expenses	325,715	332,258
Deferred revenue	374,033	349,173
Total current liabilities	1,102,630	690,899

Long-term portion of debt	2,229,336	2,433,152
Deferred revenue, net of current portion	424,635	386,960
Other liabilities	226,352	219,129
Total liabilities	3,982,953	3,730,140

Stockholders' equity	1,954,540	1,931,330
Total liabilities and stockholders' equity	$5,937,493	$5,661,470

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
19

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2017	2016	2017	2016

Cash flows from operating activities:
Net loss	$(27,836)	$(11,821)	$(85,572)	$(30,932)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	58,311	57,267	174,955	173,093
Stock-based compensation	42,331	42,447	121,809	122,957
Non-cash interest expense	16,141	12,829	42,912	34,044
Deferred tax provision	1,119	2,742	6,762	6,480
Loss on extinguishment of debt	—	—	18,565	4,851
Other	7,324	146	20,610	12
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	29,563	1,264	28,132	23,374
Prepaid expenses and other assets	(2,236)	4,239	(14,531)	(12,526)
Accounts payable	13,209	22,344	12,209	25,041
Accrued expenses and other liabilities	6,539	11,215	(4,040)	18,549
Deferred revenue	(12,436)	(16,808)	60,552	61,984
Net cash provided by operating activities	132,029	125,864	382,363	426,927
Cash flows from investing activities:
Capital expenditures	(15,246)	(9,188)	(34,033)	(41,423)
Payments for business and asset acquisitions, net of cash acquired	(37,230)	(795)	(110,220)	(28,194)
Purchases of marketable securities and other investments	(38,211)	(3,494)	(192,062)	(36,251)
Proceeds from sales and maturities of marketable securities and other investments	36,786	33,573	106,444	66,254
Net cash (used in) provided by investing activities	(53,901)	20,096	(229,871)	(39,614)
Cash flows from financing activities:
Payments of debt	—	—	(634,055)	(511,844)
Proceeds from issuance of long-term debt, net of issuance costs	(878)	296,103	838,081	959,860
Payments for repurchase of common stock	—	(125,134)	(99,077)	(699,472)
Net payments on other long-term liabilities	(218)	(236)	(424)	(1,320)
Proceeds from issuance of common stock from employee stock plans	84	21	8,682	8,461
Cash used to net share settle employee equity awards	(9,170)	(10,074)	(52,523)	(67,047)
Net cash (used in) provided by financing activities	(10,182)	160,680	60,684	(311,362)
Effects of exchange rate changes on cash and cash equivalents	8	1,725	(1,202)	3,655
Net increase in cash and cash equivalents	67,954	308,365	211,974	79,606
Cash and cash equivalents at beginning of period	625,640	250,690	481,620	479,449
Cash and cash equivalents at end of period	$693,594	$559,055	$693,594	$559,055

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
20

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands)
Unaudited

	Three months ended		Nine months ended
	June 30,		June 30,
	2017	2016	2017	2016

GAAP revenues	$486,221	$477,851	$1,473,452	$1,442,699
Acquisition-related revenue adjustments: professional services and hosting	3,258	2,315	8,508	7,678
Acquisition-related revenue adjustments: product and licensing	5,941	4,676	19,970	16,385
Acquisition-related revenue adjustments: maintenance and support	204	19	810	383
Non-GAAP revenues	$495,624	$484,861	$1,502,740	$1,467,145

GAAP cost of revenues	$216,213	$207,878	$642,041	$618,976
Cost of revenues from amortization of intangible assets	(15,727)	(15,107)	(48,487)	(47,077)
Cost of revenues adjustments: professional services and hosting (1,2)	(8,385)	(7,562)	(24,875)	(22,701)
Cost of revenues adjustments: product and licensing (1,2)	(104)	(42)	(298)	(286)
Cost of revenues adjustments: maintenance and support (1)	(1,130)	(1,083)	(3,117)	(3,074)
Non-GAAP cost of revenues	$190,867	$184,084	$565,264	$545,838

GAAP gross profit	$270,008	$269,973	$831,411	$823,723
Gross profit adjustments	34,749	30,804	106,065	97,584
Non-GAAP gross profit	$304,757	$300,777	$937,476	$921,307

GAAP income from operations	$14,262	$28,686	$69,823	$93,091
Gross profit adjustments	34,749	30,804	106,065	97,584
Research and development (1)	9,610	9,157	26,498	27,056
Sales and marketing (1)	11,981	13,726	34,968	37,023
General and administrative (1)	11,121	10,327	32,053	31,892
Acquisition-related costs, net	7,646	4,721	22,051	8,426
Amortization of intangible assets	29,160	26,748	84,931	80,229
Restructuring and other charges, net	13,035	5,717	39,649	20,257
Costs associated with IP collaboration agreements	—	—	—	4,000
Other	2,269	2,114	7,980	11,989
Non-GAAP income from operations	$133,833	$132,000	$424,018	$411,547

GAAP loss before income taxes	$(25,227)	$(3,975)	$(63,469)	$(6,074)
Gross profit adjustments	34,749	30,804	106,065	97,584
Research and development (1)	9,610	9,157	26,498	27,056
Sales and marketing (1)	11,981	13,726	34,968	37,023
General and administrative (1)	11,121	10,327	32,053	31,892
Acquisition-related costs, net	7,646	4,721	22,051	8,426
Amortization of intangible assets	29,160	26,748	84,931	80,229
Restructuring and other charges, net	13,035	5,717	39,649	20,257
Non-cash interest expense	16,141	12,829	42,912	34,044
Costs associated with IP collaboration agreements	—	—	—	4,000
Loss on extinguishment of debt	—	—	18,565	4,851
Other	2,269	2,838	7,980	12,963
Non-GAAP income before income taxes	$110,485	$112,892	$352,203	$352,251

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
21

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands, except per share amounts)
Unaudited

	Three months ended		Nine months ended
	June 30,		June 30,
	2017	2016	2017	2016

GAAP provision for income taxes	$2,609	$7,846	$22,103	$24,858
Adjustment to income tax expense:
Income tax effect of Non-GAAP adjustments	45,759	38,360	139,048	120,044
Removal of valuation allowance and other items	(17,455)	(15,778)	(56,457)	(44,535)
Removal of discrete items	412	(800)	(1,320)	(800)
Non-GAAP provision for income taxes	$31,325	$29,628	$103,374	$99,567

GAAP net loss	$(27,836)	$(11,821)	$(85,572)	$(30,932)
Acquisition-related adjustment - revenues (2)	9,403	7,010	29,288	24,446
Acquisition-related adjustment - cost of revenues (2)	—	(550)	—	(925)
Acquisition-related costs, net	7,646	4,721	22,051	8,426
Cost of revenue from amortization of intangible assets	15,727	15,107	48,487	47,077
Amortization of intangible assets	29,160	26,748	84,931	80,229
Restructuring and other charges, net	13,035	5,717	39,649	20,257
Stock-based compensation (1)	42,331	42,447	121,809	122,957
Non-cash interest expense	16,141	12,829	42,912	34,044
Adjustment to income tax expense	(28,716)	(21,782)	(81,271)	(74,709)
Costs associated with IP collaboration agreements	—	—	—	4,000
Loss on extinguishment of debt	—	—	18,565	4,851
Other	2,270	2,838	7,979	12,963
Non-GAAP net income	$79,161	$83,264	$248,828	$252,684

Non-GAAP diluted net income per share	$0.27	$0.30	$0.85	$0.85

Diluted weighted average common shares outstanding	290,592	281,786	292,107	298,830

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
22

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2017	2016	2017	2016

(1) Stock-based compensation
Cost of professional services and hosting	$8,385	$8,112	$24,875	$23,626
Cost of product and licensing	104	42	298	286
Cost of maintenance and support	1,130	1,083	3,117	3,074
Research and development	9,610	9,157	26,498	27,056
Sales and marketing	11,981	13,726	34,968	37,023
General and administrative	11,121	10,327	32,053	31,892
Total	$42,331	$42,447	$121,809	$122,957

(2) Acquisition-related revenue and cost of revenue
Revenues	$9,403	$7,010	$29,288	$24,445
Cost of professional services and hosting	—	(550)	—	(925)
Total	$9,403	$6,460	$29,288	$23,520

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
23

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2017	2016	2017	2016

GAAP operating expenses	$255,746	$241,287	$761,588	$730,632
Research and development (1)	(9,610)	(9,157)	(26,498)	(27,056)
Sales and marketing (1)	(11,981)	(13,726)	(34,968)	(37,023)
General and administrative (1)	(11,121)	(10,327)	(32,053)	(31,892)
Acquisition-related costs, net	(7,646)	(4,721)	(22,051)	(8,426)
Amortization of intangible assets	(29,160)	(26,748)	(84,931)	(80,229)
Restructuring and other charges, net	(13,035)	(5,717)	(39,649)	(20,257)
Costs associated with IP collaboration agreements	—	—	—	(4,000)
Other	(2,269)	(2,114)	(7,980)	(11,989)
Non-GAAP operating expenses	$170,924	$168,777	$513,458	$509,760

GAAP research and development expense	$66,565	$67,761	$199,119	$205,512
Stock-based compensation (1)	(9,610)	(9,157)	(26,498)	(27,056)
Non-GAAP research and development expense	$56,955	$58,604	$172,621	$178,456

GAAP sales and marketing expense	$97,011	$96,012	$292,201	$289,439
Stock-based compensation (1)	(11,981)	(13,726)	(34,968)	(37,023)
Costs associated with IP collaboration agreements	—	—	—	(4,000)
Non-GAAP sales and marketing expense	$85,030	$82,286	$257,233	$248,416

GAAP general and administrative expense	$42,329	$40,328	$123,637	$126,769
Stock-based compensation (1)	(11,121)	(10,327)	(32,053)	(31,892)
Other	(2,269)	(2,114)	(7,980)	(11,989)
Non-GAAP general and administrative expense	$28,939	$27,887	$83,604	$82,888

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
24

Nuance Communications, Inc.
Supplemental Financial Information - GAAP, Non-GAAP and Pro Forma Reconciliations, continued
Three Months Ended June 30, 2017
(in thousands, except per share amounts)
Unaudited

	As-Reported	Adjustment	Pro Forma
GAAP revenues (3)	$486,221	$15,389	$501,610
Acquisition-related revenue adjustments: professional services and hosting	3,258	—	3,258
Acquisition-related revenue adjustments: product and licensing	5,941	—	5,941
Acquisition-related revenue adjustments: maintenance and support	204	—	204
Non-GAAP revenues (3)	$495,624	$15,389	$511,013

GAAP cost of revenues (4)	$216,213	$1,641	$217,854
Cost of revenues from amortization of intangible assets	(15,727)	—	(15,727)
Cost of revenues adjustments: professional services and hosting (1,2)	(8,385)	—	(8,385)
Cost of revenues adjustments: product and licensing (1,2)	(104)	—	(104)
Cost of revenues adjustments: maintenance and support (1)	(1,130)	—	(1,130)
Non-GAAP cost of revenues (4)	$190,867	$1,641	$192,508

GAAP gross profit (3,4)	$270,008	$13,748	$283,756
Gross profit adjustments	34,749	—	34,749
Non-GAAP gross profit (3,4)	$304,757	$13,748	$318,505

GAAP income from operations (3,4,5)	$14,262	$17,152	$31,414
Gross profit adjustments	34,749	—	34,749
Research and development (1)	9,610	—	9,610
Sales and marketing (1)	11,981	—	11,981
General and administrative (1,6)	11,121	1,760	12,881
Acquisition-related costs, net	7,646	—	7,646
Amortization of intangible assets	29,160	—	29,160
Restructuring and other charges, net (5)	13,035	(5,164)	7,871
Other	2,269	—	2,269
Non-GAAP income from operations (3,4)	$133,833	$13,748	$147,581

GAAP loss before income taxes (3,4,5,6)	$(25,227)	$17,152	$(8,075)
Gross profit adjustments	34,749	—	34,749
Research and development (1)	9,610	—	9,610
Sales and marketing (1)	11,981	—	11,981
General and administrative (1,6)	11,121	1,760	12,881
Acquisition-related costs, net	7,646	—	7,646
Amortization of intangible assets	29,160	—	29,160
Restructuring and other charges, net (5)	13,035	(5,164)	7,871
Non-cash interest expense	16,141	—	16,141
Other	2,269	—	2,269
Non-GAAP income before income taxes (3,4)	$110,485	$13,748	$124,233

(3) Adjustment represents estimated revenues lost due to the Malware Incident.
(4) Adjustment represents estimated cost of revenues not incurred due to the Malware Incident.
(5) Adjustment represents expenses that would not have been incurred but for the Malware Incident.
(6) Adjustment represents the effect of estimated compensation-related items that would have been incurred but for the Malware Incident.

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
25

Nuance Communications, Inc.
Supplemental Financial Information - GAAP, Non-GAAP and Pro Forma Reconciliations, continued
'Three Months Ended June 30, 2017
(in thousands, except per share amounts)
Unaudited

	As-Reported	Adjustment	Pro Forma

GAAP provision for income taxes	$2,609	$—	$2,609
Adjustment to income tax expense:
Income tax effect of Non-GAAP adjustments (7)	45,759	(1,316)	44,443
Removal of valuation allowance and other items (8)	(17,455)	6,629	(10,826)
Removal of discrete items	412	—	412
Non-GAAP provision for income taxes (7,8)	$31,325	$5,313	$36,638

GAAP net loss (3,4,5,6)	$(27,836)	$17,152	$(10,684)
Acquisition-related adjustment - revenues (2)	9,403	—	9,403
Acquisition-related costs, net	7,646	—	7,646
Cost of revenue from amortization of intangible assets	15,727	—	15,727
Amortization of intangible assets	29,160	—	29,160
Restructuring and other charges, net (5)	13,035	(5,164)	7,871
Stock-based compensation (1,6)	42,331	1,760	44,091
Non-cash interest expense	16,141	—	16,141
Adjustment to income tax expense (7,8)	(28,716)	(5,313)	(34,029)
Other	2,270	—	2,270
Non-GAAP net income (3,4,5,6,7,8)	$79,161	$8,435	$87,596

GAAP basic and diluted net loss per share (9)	$(0.10)	$0.06	$(0.04)

Non-GAAP diluted net income per share (10)	$0.27	$0.03	$0.30

GAAP basic and diluted weighted average common shares outstanding	287,856		287,856

Non-GAAP diluted weighted average common shares outstanding	290,592		290,592

(7) Adjustment represents tax effect of other expenses that would not have been incurred but for the Malware Incident.
(8) Adjustment represents tax effect of estimated lost revenues, cost of revenues not incurred and other expenses that would not have been incurred but for the Malware Incident.
(9) Adjustment to GAAP earnings per share represents the effect related to estimated lost revenues, cost of revenues compensation-related items and other expenses that would not have been incurred but for the Malware Incident.

(10) Adjustment to Non-GAAP earnings per share represents the effect related to estimated lost revenues, cost of revenues, and related taxes that would not have been incurred but for the Malware Incident.

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
26

Nuance Communications, Inc.
Supplemental Financial Information - GAAP, Non-GAAP and Pro Forma Reconciliations, continued
Three Months Ended June 30, 2017
(in thousands, except per share amounts)
Unaudited

	As-Reported	Adjustment	Pro Forma

(1) Stock-based compensation
Cost of professional services and hosting	$8,385	$—	$8,385
Cost of product and licensing	104	—	104
Cost of maintenance and support	1,130	—	1,130
Research and development	9,610	—	9,610
Sales and marketing	11,981	—	11,981
General and administrative (6)	11,121	1,760	12,881
Total	$42,331	$1,760	$44,091

(2) Acquisition-related revenue and cost of revenue
Revenues	$9,403	$—	$9,403
Cost of professional services and hosting	—	—	—
Total	$9,403	$—	$9,403

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
27

Nuance Communications, Inc.
Supplemental Financial Information - GAAP, Non-GAAP and Pro Forma Reconciliations, continued
Three Months Ended June 30, 2017
(in thousands, except per share amounts)
Unaudited

	As-Reported	Adjustment	Pro Forma

GAAP operating expenses	$255,746	$—	$255,746
Research and development (1)	(9,610)	—	(9,610)
Sales and marketing (1)	(11,981)	—	(11,981)
General and administrative (1,6)	(11,121)	(1,760)	(12,881)
Acquisition-related costs, net	(7,646)	—	(7,646)
Amortization of intangible assets	(29,160)	—	(29,160)
Restructuring and other charges, net (5)	(13,035)	5,164	(7,871)
Costs associated with IP collaboration agreements	—	—	—
Other	(2,269)	—	(2,269)
Non-GAAP operating expenses	$170,924	$3,404	$174,328

GAAP research and development expense	$66,565	$—	$66,565
Stock-based compensation (1)	(9,610)	—	(9,610)
Non-GAAP research and development expense	$56,955	$—	$56,955

GAAP sales and marketing expense	$97,011	$—	$97,011
Stock-based compensation (1)	(11,981)	—	(11,981)
Costs associated with IP collaboration agreements	—	—	—
Non-GAAP sales and marketing expense	$85,030	$—	$85,030

GAAP general and administrative expense	$42,329		$42,329
Stock-based compensation (1,6)	(11,121)	(1,760)	(12,881)
Other	(2,269)	—	(2,269)
Non-GAAP general and administrative expense	$28,939	$(1,760)	$27,179

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
28

Nuance Communications, Inc.
Supplemental Financial Information – GAAP, Non-GAAP, and Pro Forma Reconciliations, continued
(in millions)
Unaudited

								As-Reported	Adjustment (3)	Pro Forma
Hosting Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q3	Q3
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$177.4	$184.6	$181.1	$187.0	$730.2	$193.3	$202.2	$189.4	$10.2	$199.6
Adjustment	2.3	2.5	2.0	2.3	9.1	2.3	2.7	3.1	—	3.1
Non-GAAP Revenues	$179.7	$187.1	$183.2	$189.3	$739.2	$195.6	$204.8	$192.5	$10.2	$202.7

Maintenance and Support Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q3	Q3
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$79.9	$79.9	$82.5	$82.0	$324.3	$82.5	$81.6	$80.5	$0.3	$80.8
Adjustment	0.2	0.1	0.0	0.0	0.4	0.2	0.4	0.2	0.0	0.2
Non-GAAP Revenues	$80.2	$80.0	$82.5	$82.0	$324.7	$82.7	$82.0	$80.7	$0.3	$81.0

Perpetual Product and Licensing Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q3	Q3
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$115.2	$88.0	$80.9	$99.5	$383.6	$78.7	$76.5	$73.5	$4.1	$77.6
Adjustment	2.0	2.2	1.4	1.0	6.6	0.7	0.5	0.9	—	0.9
Non-GAAP Revenues	$117.2	$90.2	$82.3	$100.5	$390.2	$79.3	$77.0	$74.4	$4.1	$78.5

Recurring Product and Licensing Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q3	Q3
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$63.9	$70.6	$72.1	$79.1	$285.6	$73.1	$82.8	$80.8	$—	$80.8
Adjustment	4.0	3.5	3.3	2.7	13.5	5.1	7.8	5.0	—	5.0
Non-GAAP Revenues	$67.9	$74.1	$75.3	$81.7	$299.1	$78.2	$90.6	$85.8	$—	$85.8

Professional Services Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q3	Q3
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$49.7	$55.6	$61.2	$58.7	$225.2	$60.1	$56.5	$62.1	$0.8	$62.9
Adjustment	0.3	0.4	0.3	0.2	1.1	0.2	0.1	0.1	—	0.1
Non-GAAP Revenues	$50.0	$55.9	$61.5	$58.9	$226.3	$60.3	$56.7	$62.2	$0.8	$63.0

Total Recurring Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q3	Q3
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$326.1	$339.6	$339.7	$352.1	$1,357.4	$353.0	$370.2	$354.5	$10.5	$365.0
Adjustment	6.4	6.2	5.3	5.0	22.9	7.5	11.4	8.7	—	8.7
Non-GAAP Revenues	$332.5	$345.8	$345.0	$357.1	$1,380.3	$360.5	$381.7	$363.2	$10.5	$373.7

Schedules may not add due to rounding.

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
29

Nuance Communications, Inc.
Supplemental Financial Information – GAAP, Non-GAAP, and Pro Forma Reconciliations, continued
(in millions)
Unaudited

								As-Reported	Adjustment (3)	Pro Forma
Total Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q3	Q3
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$486.1	$478.7	$477.9	$506.2	$1,948.9	$487.7	$499.6	$486.2	$15.4	$501.6
Adjustment	8.8	8.7	7.0	6.2	30.7	8.4	11.5	9.4	—	9.4
Non-GAAP Revenues	$494.9	$487.4	$484.9	$512.4	$1,979.6	$496.0	$511.1	$495.6	$15.4	$511.0

Healthcare	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q3	Q3
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$245.4	$242.1	$238.8	$238.1	$964.4	$237.7	$237.3	$231.2	$11.0	$242.2
Adjustment	2.7	2.3	2.2	1.7	8.9	1.5	1.2	1.4	—	1.4
Non-GAAP Revenues	$248.1	$244.4	$241.0	$239.8	$973.3	$239.2	$238.5	$232.6	$11.0	$243.6

Mobile	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q3	Q3
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$95.0	$89.9	$90.2	$95.8	$370.9	$90.5	$98.5	$99.0	$0.2	$99.1
Adjustment	1.4	2.0	1.6	1.4	6.4	1.3	1.7	2.6	—	2.6
Non-GAAP Revenues	$96.4	$91.8	$91.8	$97.2	$377.3	$91.8	$100.2	$101.5	$0.2	$101.7

Enterprise	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q3	Q3
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$88.3	$93.7	$94.9	$108.1	$385.0	$109.3	$112.5	$108.1	$0.6	$108.8
Adjustment	0.5	0.8	0.3	0.9	2.5	3.7	6.9	3.9	—	3.9
Non-GAAP Revenues	$88.8	$94.4	$95.2	$109.0	$387.5	$112.9	$119.4	$112.1	$0.6	$112.7

Imaging	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q3	Q3
	2016	2016	2016	2016	2016	2017	2017	2017	2017	2017
GAAP Revenues	$57.4	$53.1	$53.9	$64.2	$228.6	$50.1	$51.3	$47.9	$3.6	$51.5
Adjustment	4.2	3.6	2.9	2.2	13.0	1.9	1.8	1.5	—	1.5
Non-GAAP Revenues	$61.6	$56.7	$56.8	$66.4	$241.6	$52.1	$53.0	$49.4	$3.6	$53.0

Schedules may not add due to rounding.

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
30

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2016	2016	2016	2016	2016	2017	2017	2017

Total segment revenues	$494.9	$487.4	$484.9	$512.4	$1,979.6	$496.0	$511.1	$495.6
Acquisition-related revenue adjustments	(8.8)	(8.7)	(7.0)	(6.2)	(30.7)	(8.4)	(11.5)	(9.4)
Total consolidated revenues	$486.1	$478.7	$477.9	$506.2	$1,948.9	$487.7	$499.6	$486.2

Total segment profit	$168.2	$168.1	$160.8	$180.6	$677.6	$161.6	$184.0	$163.2
Corporate expenses and other, net	(30.7)	(35.9)	(30.9)	(30.8)	(128.2)	(31.0)	(30.2)	(31.7)
Acquisition-related revenues and costs of revenues adjustment	(8.6)	(8.5)	(6.5)	(6.2)	(29.8)	(8.4)	(11.5)	(9.4)
Stock-based compensation	(42.3)	(38.2)	(42.4)	(40.9)	(163.8)	(39.1)	(40.3)	(42.3)
Amortization of intangible assets	(42.7)	(42.8)	(41.9)	(43.6)	(170.9)	(43.4)	(45.1)	(44.9)
Acquisition-related costs, net	(2.5)	(1.2)	(4.7)	(8.7)	(17.2)	(9.0)	(5.4)	(7.6)
Restructuring and other charges, net	(7.9)	(6.7)	(5.7)	(5.0)	(25.2)	(6.7)	(19.9)	(13.0)
Costs associated with IP collaboration agreements	(2.0)	(2.0)	—	—	(4.0)	—	—	—
Other expense, net	(35.8)	(30.7)	(32.7)	(37.6)	(136.8)	(37.6)	(56.2)	(39.5)
(Loss) income before income taxes	$(4.3)	$2.2	$(4.0)	$7.8	$1.7	$(13.6)	$(24.7)	$(25.2)

Schedules may not add due to rounding.

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
31

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended September 30, 2017
	Low	High
GAAP revenue	$433,000	$463,000
Acquisition-related adjustment - revenue	9,000	9,000
Non-GAAP revenue	$442,000	$472,000

GAAP net income per share	$(0.35)	$(0.26)
Acquisition-related adjustment - revenue	0.03	0.03
Acquisition-related costs, net	0.02	0.02
Cost of revenue from amortization of intangible assets	0.06	0.06
Amortization of intangible assets	0.10	0.10
Non-cash stock-based compensation	0.15	0.15
Non-cash interest expense	0.06	0.06
Adjustment to income tax expense	(0.00)	(0.02)
Restructuring and other charges, net	0.04	0.04
Other	0.01	0.01
Non-GAAP net income per share	$0.12	$0.19

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	288,000	288,000
Weighted average common shares: diluted	296,000	296,000

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
32

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended September 30, 2017
	Low	High
GAAP revenue	$1,906,000	$1,936,000
Acquisition-related adjustment - revenue	39,000	39,000
Non-GAAP revenue	$1,945,000	$1,975,000

GAAP net income per share	$(0.64)	$(0.55)
Acquisition-related adjustment - revenue	0.13	0.13
Acquisition-related costs, net	0.10	0.10
Cost of revenue from amortization of intangible assets	0.22	0.22
Amortization of intangible assets	0.39	0.39
Non-cash stock-based compensation	0.57	0.57
Non-cash interest expense	0.20	0.20
Adjustment to income tax expense	(0.28)	(0.30)
Restructuring and other charges, net	0.17	0.17
Loss on extinguishment of debt	0.06	0.06
Other	0.04	0.04
Non-GAAP net income per share	$0.96	$1.03

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	289,000	289,000
Weighted average common shares: diluted	296,000	296,000

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
33

Nuance Communications, Inc.
Pro Forma Reconciliation of Revenue and Earnings per Share Guidance
Three Months Ended September 30, 2017
(in thousands, except per share amounts)
Unaudited

	Low			High
	Guidance	Adjustment (A)	Pro Forma Guidance	Guidance	Adjustment (A)	Pro Forma Guidance

GAAP Revenue	$433,000	$75,000	$508,000	$463,000	$65,000	$528,000

Non-GAAP Revenue	$442,000	$75,000	$517,000	$472,000	$65,000	$537,000

	Low			High
	Guidance	Adjustment (A)	Pro Forma Guidance	Guidance	Adjustment (A)	Pro Forma Guidance

GAAP Earnings per Share (B)	$(0.35)	$0.26	$(0.09)	$(0.26)	$0.23	$(0.03)

Non-GAAP Earnings per Share (C)	$0.12	$0.14	$0.26	$0.19	$0.12	$0.31

(A) Adjustment represents estimated revenue impact of the Malware Incident.
(B) Adjustment to GAAP earnings per share guidance represents the cost of revenues and compensation-related items associated with the estimated revenue impact of, as well as other expenses associated with, Malware Incident.

(C) Adjustment to Non-GAAP earnings per share guidance represents the cost of revenues and taxes associated with the estimated revenue impact of the Malware Incident.

© 2017 Nuance Communications, Inc. All rights reserved

2017 third quarter results	August 8, 2017
Prepared remarks
34

Nuance Communications, Inc.
Pro Forma Reconciliation of Revenue and Earnings per Share Guidance
Twelve Months Ended September 30, 2017
(in thousands, except per share amounts)
Unaudited

	Low			High
	Guidance	Adjustment (A)	Pro Forma Guidance	Guidance	Adjustment (A)	Pro Forma Guidance

GAAP Revenue	$1,906,000	$90,000	$1,996,000	$1,936,000	$80,000	$2,016,000

Non-GAAP Revenue	$1,945,000	$90,000	$2,035,000	$1,975,000	$80,000	$2,055,000

	Low			High
	Guidance	Adjustment (A)	Pro Forma Guidance	Guidance	Adjustment (A)	Pro Forma Guidance

GAAP Earnings per Share (B)	$(0.64)	$0.31	$(0.33)	$(0.47)	$0.34	$(0.13)

Non-GAAP Earnings per Share (C)	$0.96	$0.17	$1.13	$1.03	$0.15	$1.18

© 2017 Nuance Communications, Inc. All rights reserved